Exhibit 99.1

ATS Corporation Announces Approval to List on NYSE AMEX and Plans to Begin Trading on Tuesday, January 5

MCLEAN, VA – (BUSINESSWIRE) – January 4, 2010, ATS Corporation (“ATSC” or the “Company”) (OTCBB:ATCT), a leading information technology company that delivers innovative technology solutions to government and commercial organizations, today announced that it has been authorized to list its shares of common stock on the NYSE Amex stock exchange. ATSC anticipates the shares of its common stock will begin trading on the NYSE Amex on January 5, 2010, using the symbol “ATSC.” Prior to that date, the Company’s common shares traded on the OTC Bulletin Board under the ticker symbol “ATCT”.

“We are excited about our move to the NYSE Amex stock exchange which we believe will enhance our investor outreach as we continue to build shareholder value,” said Dr. Edward H. Bersoff, CEO and Chairman of ATSC.

"We are pleased to welcome ATSC to the NYSE Amex," said Scott R. Cutler, NYSE Euronext EVP and Head of Listings, Americas. “We believe the company and its shareholders will benefit from their association with the NYSE's superior market and services, and we look forward to a strong and lasting partnership."

About ATS Corporation

ATSC is a leading provider of software and systems development, systems integration, infrastructure management and outsourcing, information sharing, training and consulting to the Department of Defense, Federal civilian agencies, public safety and national security customers, as well as commercial enterprises. Headquartered in McLean, Virginia, the Company has more than 600 employees at 10 locations across the country.

Any statements in this press release about future expectations, plans, and prospects for ATSC, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies for the majority of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest annual report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2009. In addition, the forward-looking statements included in this press release represent our views as of January 4, 2010. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to January 4, 2010.

Additional information about ATSC may be found at www.atsc.com.

Company Contact:
Joann O’Connell
Vice President, Investor Relations
ATS Corporation
(571) 766-2400

Media Contact:
Penny Parker
Corporate Communications Manager
ATS Corporation
(571) 766-2400